EXHIBIT (a)(1)(a)

OFFER TO AMEND ELIGIBLE OPTIONS

by

FOSSIL, INC.

August 14, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 10:59 P.M., CENTRAL TIME, ON SEPTEMBER 11, 2007,
UNLESS THE OFFER IS EXTENDED

By this offer to amend Eligible Options (“Offer to Amend”), Fossil, Inc. (“Fossil”) is giving individuals holding Eligible Options (as defined hereinafter) to purchase Fossil common stock the opportunity to amend such Eligible Options and receive specified cash payments (the “Offer”).

We have determined that certain of your stock options may have been granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). These consequences include income tax in connection with the vesting of such stock options, without regard to whether such stock options are actually exercised, plus an additional 20% tax and interest charge. Some states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total additional tax could be higher than 20% (a 20% federal additional tax and potentially a state additional tax). If you elect to participate in this Offer to Amend and amend your Eligible Options, we believe these Eligible Options should no longer be subject to the adverse tax consequences under Section 409A and similar provisions under state tax law.

You are an “Eligible Option Holder” only if you (i) hold options eligible for this Offering, (ii) are subject to federal income tax in the United States and (iii) are an employee of Fossil, Inc. or one of its subsidiaries (collectively referred to as “Fossil,” the “Company,” “we,” “our” or “us”) on the Expiration Date of the Offer (as defined hereinafter). The Offer is not being made to, and the term “Eligible Option Holder” shall exclude, any of our current or former executive officers or directors.

An option to purchase common stock is eligible for this Offer only if each of the following conditions is met:

•                                          the option was granted under the Company’s 2004 Long-Term Incentive Plan, as amended, formerly known as the 1993 Long-Term Incentive Plan;

•                                          the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date that the Company believes is the option’s grant date for Section 409A purposes (such date is referred to herein as the “Grant Date”);

i

•                                          the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, only the unvested portion may qualify as an Eligible Option); and

•                                          the option is outstanding as of the last date on which this Offer remains open for acceptance (the “Expiration Date”).

An option or portion of an option that satisfies each of the foregoing conditions is designated as an “Eligible Option” for purposes of this Offer. If you elect to accept the Offer with respect to an Eligible Option:

•                                          Your Eligible Option will be amended to increase the original exercise price to a new exercise price (“New Exercise Price”) equal to the fair market value of a share of our common stock on the Grant Date.  Eligible Options amended pursuant to this Offer are referred to herein as “Amended Options.”  Specific information regarding your Eligible Options including the original grant date, original option exercise price, new option exercise price and expected cash payment will be included in your Addendum, as defined hereinafter.

•                                          For each Amended Option, you will receive a cash payment, reduced by applicable withholding taxes, in the manner described below, based on the difference between the New Exercise Price per share of such Amended Option and the original exercise price per share of the Eligible Option so amended, multiplied by the number of shares subject to the New Exercise Price in the Amended Option.

If you elect to accept the Offer with respect to an Eligible Option, such option will be amended on the Expiration Date (currently expected to be September 11, 2007) and you will receive paperwork regarding your Amended Option promptly after the expiration of the Offer. Each Amended Option will be subject to an Amended Option agreement between you and the Company. Any Amended Option you receive will continue to be subject to the vesting schedule previously contained in the Eligible Option.

If you accept the Offer, you will have the right to receive a cash payment with respect to the amendment of your Eligible Options. Cash payments will not be subject to any further vesting conditions and will be paid to you on the Company’s first payroll date following January 1, 2008, less applicable withholding tax, regardless of whether the Eligible Option is vested and regardless of whether or not you are providing services to us at that time. The delay in the cash payment is required in order to avoid adverse tax consequences under Section 409A of the Code.

The Offer is not conditioned upon this Offer being accepted with respect to a minimum number of Eligible Options, but the Offer is subject to certain other customary conditions.

Our common stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “FOSL.” On August 10, 2007, the closing price of our common stock was $27.37 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this Offer.

See “Risks of Participating in the Offer” beginning on page 17 for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT—ACTION ITEMS TO PARTICIPATE

If you participate in this Offer, you must complete and sign the attached election form, and fax it to Katherine Neverdousky at (972) 638-2887, e-mail it to kneverdousky@fossil.com, or hand deliver it to Katherine Neverdousky at Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082 before 10:59 p.m., Central Time, on September 11, 2007. Only responses that are complete, signed, and actually received by Katherine Neverdousky by the deadline will be accepted. Responses that are received after the deadline will not be accepted. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail, or if you do not provide an email address on your election form, then by United States mail (or other post) or Federal Express (or other service), within two U.S. business days (a “Confirmation”). For purposes of this Offer, a “U.S. business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time. If you have not received a Confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Responses may only be submitted via fax, or e-mail, or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. The delivery of election and withdrawal forms is at your risk.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

You should direct questions about the Offer to Randy S. Hyne at:

Fossil, Inc.

2280 N. Greenville Avenue, Richardson, Texas 75082

Phone: (972) 699-2115

Fax: (972) 498-9615

E-mail: randyh@fossil.com

If you are considering participating in this Offer, or if you are considering declining to participate in this Offer, you should consult your own tax advisor concerning the federal income tax consequences of participating or not participating in the Offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Although our board of directors has approved the Offer, neither we nor the board of directors is making any recommendation to you as to whether you should participate in the Offer. You must make your own decision as to whether to participate in the Offer. In so doing, you should read carefully the information in this Offer to Amend and the related Offer documents.

You should rely only on the information contained or incorporated by reference in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an Offer of the cash consideration or Amended Options in any jurisdiction in which such Offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer. This Offer to Amend summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Offer to Amend Eligible Options, dated August 14, 2007.

OFFER TO AMEND

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		1
RISKS OF PARTICIPATING IN THE OFFER		17
FORWARD-LOOKING STATEMENTS		19
THE OFFER		20
1.	Eligibility	20
2.	Number of options and amount of consideration; Expiration Date	20
3.	Purpose of the Offer	22
4.	Procedures for electing to participate in this Offer	23
5.	Withdrawal rights and change of election	24
6.	Acceptance of options for amendment and cash payments	25
7.	Conditions of the Offer	26
8.	Price range of shares underlying the options	28
9.	Source and amount of consideration; terms of Amended Options	29
10.	Information concerning Fossil	30
11.	Interests of directors and executive officers; transactions and arrangements concerning the options	31
12.	Status of options amended pursuant to the terms of the Offer; accounting consequences of the Offer	33
13.	Legal matters; regulatory approvals	33
14.	Material United States federal income tax consequences	33
15.	Extension of Offer; termination; amendment	36
16.	Fees and expenses	37
17.	Additional information	37
18.	Financial statements	37
19.	Miscellaneous	38

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. You should carefully read this entire Offer to Amend and the election and withdrawal forms, together with their associated instructions, as well as the other Offer documents. This Offer is made subject to the terms and conditions of these Offer documents as they may be amended from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other Offer documents. We have included in this summary references to other Sections in this Offer to Amend to help you find a more complete description of these topics.

Q1.	What is the Offer?	4

Q2.	Why is the Company making this Offer?	5

Q3.	Who is eligible to participate in this Offer?	5

Q4.	Which options are Eligible Options under the terms of this Offer?	5

Q5.	How do I participate in this Offer?	6

Q6.	If I decide to participate in the Offer, what will happen to my current Eligible Options and what consideration will I receive for the amendment of my options?	6

Q7.	When will I receive my cash payments and Amended Options?	7

Q8.	Am I required to participate in this Offer?	8

Q9.	What happens if I elect to participate in the Offer but leave the Company before the expiration of the Offer?	8

Q10.	If I leave the Company before the Offer expires and therefore cannot participate in the Offer, what happens to my Eligible Options?	8

Q11.	What will be the exercise price of my Amended Options?	8

Q12.	What happens if the fair market value of Fossil’s common stock on the Amendment Date is less than the New Exercise Price per share?	8

Q13.	Once my Eligible Options are accepted, is there anything I must do to receive the cash payments with respect to the amendment of my options?	9

Q14.	If I participate in the Offer, do I have to remain an employee of the Company to receive the cash payment in January 2008?	9

Q15.	When will my Amended Options vest?	9

Q16.	Will the terms and conditions of my Amended Options be the same as my original options?	9

Q17.	What happens to my Eligible Options if I do not turn my election form in by the deadline, choose not to participate, or my Eligible Options are not accepted?	9

Q18.	If I hold multiple Eligible Options, can I choose options with respect to which I want to accept this Offer?	10

Q19.	What are the tax consequences of an option subject to Internal Revenue Code Section 409A?	10

Q20.	What are the tax consequences if I accept the Offer?	11

Q21.	What are the tax consequences if I do not accept the Offer?	11

Q22.	How will the cash payment with respect to the amendment of Eligible Options be taxed?	11

Q23.	If I choose to fully participate in this Offer, are there circumstances under which my Eligible Options would be amended and I would not receive a cash payment?	12

Q24.	How will you confirm to me that my election form or withdrawal form has been received?	12

Q25.	Can I accept this Offer with respect to shares of the Company’s common stock that I previously acquired upon the exercise of options?	12

Q26.	Will my decision to participate in the Offer have an impact on my ability to receive options in the future?	12

Q27.	Is this a modification of options for accounting purposes?	12

Q28.	How do you determine whether I have properly accepted this Offer?	13

Q29.	When will my Amended Options expire?	13

Q30.	What will constitute an agreement to amend Eligible Options?	13

Q31.	Will I receive an Amended Option agreement?	13

Q32.	Is the Offer conditioned upon it being accepted with respect to a minimum number of Eligible Options?	13

Q33.	Do I have to pay a commission in connection with the amendment of my Eligible Options?	13

Q34.	If you extend the Offer, how will you notify me?	14

Q35.	How will you notify me if the Offer is changed?	14

Q36.	Can I change my mind and withdraw from this Offer?	14

Q37.	How do I withdraw my election?	14

Q38.	What if I withdraw my election and then decide again that I want to participate in this Offer?	14

Q39.	Can I change my mind about which Eligible Options with respect to which I want to accept this Offer?	14

Q40.	How should I decide whether or not to accept this Offer with respect to my Eligible Options?	15

Q41.	Has the Company or its board of directors adopted a position on the Offer?	15

Q42.	What are some of the key dates to remember?	15

Q43.	Who can I talk to if I have questions about the Offer, or if I need additional copies of the Offer documents?	15

Q1.                            What is the Offer?

A1.                             This Offer is a voluntary opportunity for Eligible Option Holders to: (1) elect to have certain outstanding options amended to increase their exercise price, and (2) receive a cash payment with respect to the amendment of such options. This Offer is described in the following questions and answers, and in the remainder of this Offer to Amend.

Terms used in this Offer to Amend

The following are some terms that are frequently used in this Offer to Amend.

•                                          “Amended Options” refers to Eligible Options that are amended pursuant to this Offer.

•                                          “Amendment Date” refers to the date when Eligible Options with respect to which you accept this Offer will be amended to reflect a New Exercise Price. The New Exercise Price will be equal to the fair market value of a share of the Company’s common stock on the Eligible Option’s Grant Date. We expect that the Amendment Date will be September 11, 2007, which is the same date as the Expiration Date. If the Expiration Date is extended, then the Amendment Date will be similarly extended.

•                                          “Addendum” refers to an individualized document (a form of which has been filed with the SEC in connection with this Offer as Exhibit (a)(1)(h) to the Tender Offer Statement on Schedule TO) that will be provided to each Eligible Option Holder that holds Eligible Options. The Addendum will list Eligible Options, a description of any potential cash payments, the original grant date, the original option exercise price and the New Exercise Price for each Eligible Option should you accept this Offer with respect to such option.

•                                          “Confirmation” refers to the e-mail or letter from the Company to employees who elect to participate in the Offer to Amend which will confirm the receipt of your election form or withdrawal form.

•                                          “Eligible Option Holder” refers to all employees of the Company or any of its subsidiaries that (i) are current employees of the Company or any of its subsidiaries as of the Expiration Date of the Offer, (ii) hold Eligible Options and (iii) are subject to United States federal income tax. Eligible Option Holder shall exclude any of our current or former executive officers or directors.

•                                          “Eligible Options” refers to all options with respect to which you may accept this Offer, as described in Question and Answer 4 and Section 1 of the Offer to Amend.

•                                          “employee” means an employee of the Company or any of its subsidiaries.

•                                          “executive officers” refers to the executive officers of the Company, including those officers of the Company described in Section 11 of this Offer to Amend, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•                                          “Expiration Date” refers to the date on which this Offer expires. The Expiration Date will be September 11, 2007 at 10:59 p.m., Central Time, unless the Offer is extended.

We may extend the Expiration Date at our sole discretion. If we extend the Offer, the term “Expiration Date” will refer to the time and date at which the extended Offer expires.

•                                          “Grant Date” refers to the date that the Company believes is an option’s grant date for Section 409A purposes.

•                                          “New Exercise Price” refers to the exercise price per share at which Amended Options may be exercised to purchase Fossil common stock. An Amended Option’s New Exercise Price will be equal to the fair market value of a share of Fossil common stock on the applicable Eligible Option’s Grant Date. Your Addendum will list this New Exercise Price for each of your Eligible Options should you accept this Offer with respect to such options.

•                                          The “Plan” refers to the Company’s 2004 Long-Term Incentive Plan, as amended, formerly known as the 1993 Long-Term Incentive Plan.

Q2.                            Why is the Company making this Offer?

A2.                             As part of a review of our option granting process, we have determined that certain options granted from February 2000 through October 2005 may have been granted at a discount because they were issued with an exercise price less than the fair market value of the underlying stock on the Grant Date. Unfortunately, Section 409A of the Internal Revenue Code and recently issued final tax regulations under the American Jobs Creation Act of 2004 provide that options that were granted at a discount and vest after December 31, 2004 will cause the optionees to be subjected to unfavorable tax consequences that did not apply in most cases at the time of the grant of the option. If Eligible Options are amended, we believe that the unfavorable tax consequences as described in Section 14 of this Offer to Amend would be eliminated. (See Section 3)

Q3.                            Who is eligible to participate in this Offer?

A3.                             You may participate in this Offer if you are an employee of the Company or any of its subsidiaries on the Expiration Date of the Offer and are subject to federal income tax in the United States. You must hold Eligible Options in order to participate. (See Section 1)

Q4.                            Which options are Eligible Options under the terms of this Offer?

A4.                             An option to purchase common stock is an Eligible Option under this Offer only if each of the following conditions is met:

•                                          the option was granted under the Plan;

•                                          the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s Grant Date;

•                                          the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, only the unvested portion may qualify as an “Eligible Option”); and

•                                          the option is outstanding as of the Expiration Date.

Q5.                            How do I participate in this Offer?

A5.                             If you choose to participate in this Offer, you must do the following before 10:59 p.m., Central Time, on September 11, 2007 (the Expiration Date):

1.                                       Properly complete and sign the attached election form.

2.                                       Deliver the completed and signed election form to Katherine Neverdousky.

If you participate in this Offer, you will be required to accept the Offer with respect to all of the shares subject to each Eligible Option with respect to which you accept this Offer. To help you determine your outstanding Eligible Options and make an informed decision, we will provide you with an Addendum listing your Eligible Options, a description of any potential cash payments and the New Exercise Price for each Eligible Option should you accept this Offer with respect to such Eligible Option. If you hold an option that is not listed on the Addendum, the option is not an Eligible Option and is not subject to this Offer.

This is a one-time Offer, and we will strictly enforce the election period. We reserve the right to reject any election related to options with respect to which you have elected to accept this Offer that we determine is not in appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will, promptly after the expiration of this Offer (See Section 4), accept all Eligible Options with respect to which a proper election has been made by an Eligible Option Holder.

Your election to participate becomes irrevocable after 10:59 p.m., Central Time, on September 11, 2007, unless the Offer is extended, in which case your election will become irrevocable after the new Expiration Date.

We may extend this Offer. If we extend this Offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 9:00 a.m., Central Time, on the U.S. business day following the previously scheduled Expiration Date.

If you participate in this Offer, you must complete and sign the attached election form and fax it to Katherine Neverdousky at (972) 638-2887, e-mail it to kneverdousky@fossil.com or hand deliver it to Katherine Neverdousky at Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082 before 10:59 p.m., Central Time, on September 11, 2007. Only responses that are complete, signed and actually received by Katherine Neverdousky by the deadline will be accepted. Responses received after the deadline will not be accepted. The delivery of election forms is at your risk. The Company intends to confirm the receipt of your election form and/or any withdrawal form within two U.S. business days. If you have not received a Confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Responses may only be submitted via fax, e-mail or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

Q6.                            If I decide to participate in the Offer, what will happen to my current Eligible Options and what consideration will I receive for the amendment of my options?

A6.                             If you elect to participate in the Offer, your Eligible Options will be amended on the Amendment Date, which is the same day as the Expiration Date. The Expiration Date will be September 11, 2007, unless the Offer period is extended. The Amended Option will continue to be subject to the terms and conditions of the Plan, and to an Amended Option agreement between you and the Company. The Amended Option will continue to vest pursuant to the schedule in the prior option agreement related to the option. You will also become entitled to receive a cash payment with respect to the amendment of your Eligible Options, as described below. (See Section 2 and Section 6)

Summary of Amendment and Cash Payment

1.                                       Your Eligible Option will be amended to increase the original exercise price to the fair market value of a share of our common stock on the Grant Date (as listed on your Addendum).

2.                                       For each Amended Option, you will receive a cash payment in the manner described in the example below equal to the difference between the New Exercise Price per share of such Amended Option and the original exercise price per share of the Eligible Option so amended, multiplied by the number of shares subject to the New Exercise Price in the Amended Option.

3.                                       Each such cash payment will be made, less applicable tax withholding, on the first payroll date following January 1, 2008.

4.                                       The total cash payments you would be entitled to receive if all your Eligible Options are amended will be listed in your Addendum.

Eligible Option Example

As an example, let’s assume that you were issued options to purchase 2,000 shares of stock with an exercise price equal to $25.00 per share, of which 800 shares vested on or before December 31, 2004. The fair market value of the Company’s stock was $28.00 on the Grant Date. As of the Offer Expiration Date, 1,800 shares were vested (1000 shares of which vested after December 31, 2004), 200 shares were not vested and you had not exercised any portion of the options. The options are Eligible Options with respect to 1,200 shares (the 800 shares which vested on or before December 31, 2004 are not subject to Section 409A, are not Eligible Options and will not be amended) and if you accept this Offer with respect to the 1,200 vested and unvested option shares pursuant to the terms of the Offer, you will receive the following:

1.                                       The options to purchase 1,200 shares will be amended to increase the exercise price to $28.00 per share.

2.                                       The right to receive a cash payment of $3,600.00 (($28.00-$25.00) multiplied by 1,200), less applicable tax withholding, payable on the first payroll date following January 1, 2008.

Q7.                            When will I receive my cash payments and Amended Options?

A7.                             Any cash payment owed to you for an Eligible Option with respect to which you have elected to accept this Offer will be paid to you, less any applicable tax withholding, on the first payroll date following January 1, 2008. The delay in the cash payment is required in order to avoid adverse tax consequences under Section 409A of the Code. This cash payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. You will be entitled to receive cash payments regardless of whether you remain employed with the Company on the actual cash payment date. (See Section 6)

Any Eligible Options with respect to which you have elected to accept this Offer will be amended on the Amendment Date. The Amendment Date will be the same date as the Expiration Date. We expect the Amendment Date will be September 11, 2007. If the Expiration Date of the Offer is extended, the Amendment Date will be similarly extended. Promptly after the expiration of the Offer, you will receive paperwork regarding your Amended Options. (See Section 6)

Q8.                            Am I required to participate in this Offer?

A8.                             No. Participation in this Offer is completely voluntary.

If you do not participate in this Offer, you may be subject to certain adverse tax consequences. Please see Questions and Answers 17, 19 and 21 for a description of the potential consequences to you if you decide not to participate in the Offer and instead keep your current options.

However, if you do participate in this Offer, with respect to each Eligible Option with respect to which you elect to participate, you must accept this Offer with respect to all of the shares subject to that particular Eligible Option. (See Section 2)

Q9.                            What happens if I elect to participate in the Offer but leave the Company before the expiration of the Offer?

A9.                             You may only participate in this Offer if you are an employee of the Company or any of its subsidiaries on the Expiration Date of the Offer. (See Section 1) If, for any reason, you are not an employee of the Company or a successor entity through the Expiration Date, you will not be entitled to participate in this Offer, your options will not be amended in connection with this Offer and you will not be entitled to receive any cash payments in connection with this Offer. Instead, you will keep all of your Eligible Options in their unamended form. (See Section 6)

Q10.                     If I leave the Company before the Offer expires and therefore cannot participate in the Offer, what happens to my Eligible Options?

A10.                       Your unvested Eligible Options will expire immediately on termination of employment and you will have 90 days (or such other period specified in your option paperwork, if different) to exercise your vested stock options, including vested Eligible Options. As discussed in Section 14, you will potentially be subject to adverse tax consequences under Section 409A, for which you will be solely responsible. (See Question and Answer 19)

Q11.                     What will be the exercise price of my Amended Options?

A11.                       Amended options will have an exercise price per share equal to what the fair market value of our common stock was on the option’s Grant Date as listed on your Addendum. (See Section 9)

Q12.                     What happens if the fair market value of Fossil’s common stock on the Amendment Date is less than the New Exercise Price per share?

A12.                       Even if the closing share price of our common stock on the Amendment Date is less than the closing price per share of our common stock on the grant date, your Eligible Option will be amended to have an exercise price equal to the closing price per share of our common stock on the grant date listed on your Addendum.

Q13.                     Once my Eligible Options are accepted, is there anything I must do to receive the cash payments with respect to the amendment of my options?

A13.                       No. You do not need to do anything in order to receive your cash payments. The cash payment, less any applicable tax withholding, with respect to the amendment of Eligible Options will be made on the first payroll date following January 1, 2008. This cash payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and is nontransferable. (See Section 6)

You should, however, ensure that the Company has your up to date contact information.

Q14.                     If I participate in the Offer, do I have to remain an employee of the Company to receive the cash payment in January 2008?

A14.                       No. You will be entitled to receive the cash payment for your Amended Options regardless of whether you remain employed with the Company on the actual cash payment date. (See Section 6)

Q15.                     When will my Amended Options vest?

A15.                       If your option is amended, it will continue to vest according to the vesting schedule previously contained in the Eligible Option. Future vesting will continue to be subject to your continued employment with us through each relevant vesting date. (See Section 9)

Q16.                     Will the terms and conditions of my Amended Options be the same as my original options?

A16.                       Yes. Except for the exercise price, the terms and conditions of your Amended Options will remain the same as the Eligible Options they replace in all respects. (See Section 9)

Q17.                     What happens to my Eligible Options if I do not turn my election form in by the deadline, choose not to participate, or my Eligible Options are not accepted?

A17.                       If we do not receive your election form by the deadline, you choose not to participate, or your Eligible Options are not accepted by us in connection with this Offer, your existing Eligible Options will (1) remain outstanding until they expire by their terms, (2) retain their current exercise price, and (3) retain all of their other terms and conditions, including their current vesting schedule. As described in Questions and Answers 19 and 21, you may be required to recognize ordinary income before the Eligible Options are exercised and may also be subject to an additional 20% tax and interest penalty. (See Section 14). Certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total additional tax could be higher than 20% (a 20% federal additional tax and potentially a state additional tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. (See Section 14)

Q18.                     If I hold multiple Eligible Options, can I choose options with respect to which I want to accept this Offer?

A18.                       If you wish to tender a particular Eligible Option pursuant to this Offer, you must tender all of that Eligible Option for amendment. If you hold more than one Eligible Option, you may elect to tender one or more of those Eligible Options and retain the remaining Eligible Options. If a portion of an option vested prior to December 31, 2004, and the remainder has vested or is scheduled to vest after December 31, 2004, only the portion that has vested or is scheduled to vest after December 31, 2004 is an Eligible Option. (See Section 2)

Q19.                     What are the tax consequences of an option subject to Internal Revenue Code Section 409A?

A19.                       Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and Internal Revenue Service (“IRS”) have issued final regulations with respect to certain items of compensation under Section 409A. Under these regulations, a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004 (or if the option was materially modified on or after October 3, 2004), be subject to the adverse tax consequences of Section 409A. Under transition guidance issued prior to the final regulations, unless remedial action is taken to bring that option into compliance before it is exercised, such an option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below.

Taxation of Vested Options. To the extent a Section 409A-covered option vested as to one or more shares during 2005, 2006 or 2007 and was not exercised for those shares prior to December 31, 2007, the preamble to the final regulations (the “Preamble”) states that the optionee would recognize taxable income in 2008 and report the taxable income on his or her 2008 tax return. The IRS has not issued guidance on the manner in which the amount of such taxable income will be determined on those options in 2008, but based on information in the Preamble and guidance under Section 409A for determining the amount of taxable income for 2006 with respect to Section 409A-covered options that were exercised in 2005 or 2006 (the “Prior Taxation  Guidance”), the amount of taxable income should be equal to the fair market value of those shares, less the exercise price payable for those shares (the “Spread”), with the fair market value of the shares being measured at December 31, 2008. Taxation would occur in this manner even though the options remain unexercised.

Any such options actually exercised in 2008 (or in 2007) would be taxable in the year of exercise, and the amount of taxable income would be the Spread determined at the time of exercise.

Tax and Interest Penalty. In addition to normal income taxes payable with respect to an affected option, an optionee would also be subject to an additional tax in the year of taxation of the Section 409A-covered options, equal to the sum of (i) 20% of the Spread, plus (ii) interest, at the tax underpayment rate plus 1%, for failure to pay on a timely basis the taxes attributable to the vesting of the options for the taxable year in which the affected option first became vested and exercisable.

Note:  Certain states have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total additional tax could be up to 40% (a 20% federal additional tax and up to a 20% state additional tax).

Continued Taxation. Based upon the Prior Taxation Guidance, for tax years after 2008, the optionee would be subject to income taxation, the additional 20% tax and withholding taxes on any subsequent increases to the year-end value of the vested option shares. Such taxation will continue each tax year until the options are exercised. For example, for option shares that vested in 2005 and remain unexercised at the end of 2009, the additional income subject to such taxation would be based on the amount by which the fair market value per share of the Company’s common stock on December 31, 2009 exceeded the value taxed in 2008, and the interest penalty tax may be measured for the additional year of 2009.

Note:  The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after 2006.

Q20.                     What are the tax consequences if I accept the Offer?

A20.                       If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended to adjust the exercise price. However, you will  recognize taxable income upon exercise of an Amended Option.

By amending the exercise prices of your Eligible Options to the applicable New Exercise Price, you will also avoid potential adverse taxation of those options under Section 409A. Accordingly, as your Amended Options vest in one or more installments, you will not recognize taxable income with respect to the option shares that vest each year, and you will not be subject to any 20% additional tax or any interest penalty under Code Section 409A. You will only be taxed with respect to your Amended Options when you exercise those options. However, you will recognize taxable income when you receive the Cash Payment made with respect to your Amended Options.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer.

All Eligible Option Holders, including those who are subject to taxation in foreign jurisdictions, should consult with their personal tax advisors as to the tax consequences of accepting or declining the Offer.

Q21.                     What are the tax consequences if I do not accept the Offer?

A21.                       If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, you may be subject to the adverse taxation under Section 409A in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

Q22.                     How will the cash payment with respect to the amendment of Eligible Options be taxed?

A22.                       You will be taxed upon the receipt of the cash payment with respect to the amendment of your Eligible Options. The cash payment will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment tax required to be withheld with respect to that payment. You will receive only the portion of the cash payment remaining after all those taxes have been withheld. (See Section 14)

The discussion in Questions and Answers 19, 20, 21 and 22 above is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations,

rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above.

If you are considering participating in this Offer, or if you are considering declining to participate in this Offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Q23.                     If I choose to fully participate in this Offer, are there circumstances under which my Eligible Options would be amended and I would not receive a cash payment?

A23.                       No. However, if you choose to accept this Offer with respect to Eligible Options that are unvested and if you are no longer an employee of the Company on the date that the original option would have vested, any Amended Options you hold will cease to vest and will terminate in accordance with their terms.

Moreover, even if we accept your Eligible Options, your option will not be amended if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending options as a result of changes to the Securities and Exchange Commission (“SEC”) or Nasdaq Stock Market rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q24.                     How will you confirm to me that my election form or withdrawal form has been received?

A24.                       We intend to confirm the receipt of your election form and/or any withdrawal form within two U.S. business days. If you have not received a Confirmation within two U.S. business days, you must notify us that you have provided us with your election form and/or any withdrawal form.

Q25.                     Can I accept this Offer with respect to shares of the Company’s common stock that I previously acquired upon the exercise of options?

A25.                       No. This Offer relates only to outstanding options to purchase Fossil common stock. You may not accept this Offer with respect to shares of our common stock previously acquired upon the exercise of options. (See Section 2)

Q26.                     Will my decision to participate in the Offer have an impact on my ability to receive options in the future?

A26.                       No. To the extent that the Company grants stock options to employees in the future, your election to participate or not participate in the Offer will not have any effect on our making future grants of options to purchase common stock to you or anyone else.

Q27.                     Is this a modification of options for accounting purposes?

A27.                       Yes. This is considered a modification of options for accounting and financial reporting purposes. As a result, the Company intends to record as incremental compensation expense the excess of the fair value of the Amended Option and corresponding cash payment over the fair value of the original Eligible Option. This incremental compensation expense will be recognized immediately for Eligible Options which are vested as of the Expiration Date of the Offer and will be amortized over the remaining vesting period for Eligible Options not yet vested as of the Expiration Date of the Offer. (See Section 12)

Q28.                     How do you determine whether I have properly accepted this Offer?

A28.                       We will determine, at our sole discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any election forms, withdrawal forms or options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any options under this Offer that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected Eligible Options that are not validly withdrawn, subject to the terms of this Offer. No election with respect to Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election or withdrawal form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q29.                     When will my Amended Options expire?

A29.                       Your Amended Options, if any, will expire on the same date as the scheduled expiration of your original options or earlier upon your termination of employment or service with the Company. (See Section 9)

Q30.                     What will constitute an agreement to amend Eligible Options?

A30.                       Your election to participate in this Offer through the procedures described in this Offer to Amend will constitute your acceptance of the terms and conditions of this Offer. Our acceptance of your options for amendment will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this Offer, as described in this Offer to Amend. (See Section 4)

Q31.                     Will I receive an Amended Option agreement?

A31.                       Yes. All Amended Options will be subject to an Amended Option agreement between you and the Company. The Company will send you an Option Amendment regarding your Amended Options that is consistent with the Form of Amendment to Stock Option Agreement delivered herewith. (See Section 9)

Q32.                     Is the Offer conditioned upon it being accepted with respect to a minimum number of Eligible Options?

A32.                       No. The implementation of this Offer is not conditioned upon it being accepted with respect to a minimum number of Eligible Options. However, the completion of this Offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. (See Section 7)

Q33.                     Do I have to pay a commission in connection with the amendment of my Eligible Options?

A33.                       No. You will not be required to pay any commission or make any other payments to the Company if you decide to participate in this Offer.

Q34.                     If you extend the Offer, how will you notify me?

A34.                       If we extend this Offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 9:00 a.m., Central Time, on the next U.S. business day following the previously scheduled Expiration Date. (See Sections 2 and 15)

Q35.                     How will you notify me if the Offer is changed?

A35.                       If we change the Offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 9:00 a.m., Central Time on the next U.S. business day following the day we change the Offer. (See Section 15)

Q36.                     Can I change my mind and withdraw from this Offer?

A36.                       Yes. You may change your mind after you have submitted an election form and withdraw from the Offer at any time before the Expiration Date. If we extend the Expiration Date, you may withdraw your election with respect to some or all of your Eligible Options at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the Expiration Date. (See Section 5)

Q37.                     How do I withdraw my election?

A37.                       To withdraw your election with respect to some or all of your Eligible Options, you must do the following before the Expiration Date:

1.                                       Properly complete and sign the attached withdrawal form.

2.                                       Deliver the completed and signed withdrawal form to Katherine Neverdousky. (See Section 5)

Any election with respect to options you do not withdraw will remain in effect under this Offer pursuant to the prior election form.

Q38.                     What if I withdraw my election and then decide again that I want to participate in this Offer?

A38.                       If you have withdrawn your election to participate and then decide again that you would like to participate in this Offer, you may re-elect to participate by submitting a new properly completed election form before the Expiration Date. You may elect to accept this Offer with respect to some or all of the Eligible Option grants. The new election form must be signed and dated after the date of your withdrawal form. (See Section 5)

Q39.                     Can I change my mind about which Eligible Options with respect to which I want to accept this Offer?

A39.                       Yes. You may change your mind after you have submitted an election form and change the Eligible Options with respect to which you elect to accept this Offer at any time before the Expiration Date by completing and submitting a withdrawal form to Katherine Neverdousky. (See Section 5). If we extend the Expiration Date, you may change your election at any time until the extended Offer expires. You may elect to accept this Offer with respect to additional Eligible

Options, or you may choose to accept this Offer with respect to fewer Eligible Options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the Expiration Date. Please be sure that any new election form you submit includes all the Eligible Options with respect to which you want to accept this Offer and is clearly dated after your last-submitted election or withdrawal form.

Q40.                     How should I decide whether or not to accept this Offer with respect to my Eligible Options?

A40.                       We understand that the decision whether or not to accept this Offer with respect to your Eligible Options in this Offer will be a challenging one for many employees. The Offer is subject to risks. Information regarding some of these risks is discussed under  “Risks of Participating in the Offer” beginning on page 17 of this Offer to Amend. There are no guarantees that you would not ultimately receive greater value from your Eligible Options if you decline the Offer, exercise your Eligible Options and sell the shares of our common stock received upon such exercise. The decision to participate in the Offer must be your own. We recommend that you consult with your financial, legal and/or tax advisors to help determine if participation in this Offer is right for you. (See Section 3)

Q41.                     Has the Company or its board of directors adopted a position on the Offer?

A41.                       Our board of directors has approved the Offer. However, neither we nor the board of directors is making any recommendation to you as to whether you should participate in the Offer. You must make your own decision as to whether to participate in the Offer. In so doing, you should read carefully the information in this Offer to Amend and the related Offer documents.

Q42.                     What are some of the key dates to remember?

A42.                       Some key dates to remember include:

•                                          The commencement date of the Offer is August 14, 2007;

•                                          The Offer will expire at 10:59 p.m., Central Time, on September 11, 2007, unless we extend the Offer;

•                                          The Eligible Options will be amended on September 11, 2007, unless we extend the Offer; and

•                                          The cash payment for Amended Options will become due on the first regular payday in January 2008.

Q43.                     Who can I talk to if I have questions about the Offer, or if I need additional copies of the Offer documents?

A43.                       For additional information, assistance or questions concerning this Offer, please contact Randy S. Hyne at:

Fossil, Inc.

2280 N. Greenville Avenue, Richardson, Texas 75082

Phone:  (972) 699-2115

Fax:  (972) 498-9615

E-mail: randyh@fossil.com

If you need additional copies of the Offer to Amend or the election or withdrawal forms, you should contact Katherine Neverdousky at:

Fossil, Inc.

2280 N. Greenville Avenue, Richardson, Texas 75082

Phone: (972) 699-6888

Fax: (972) 638-2887

E-mail:  kneverdousky@fossil.com

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. You should carefully consider these risks, together with other information contained in this Offer to Amend, before deciding to participate in the Offer. In addition, we strongly urge you to read the information included in our most recent Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC before deciding to participate in the Offer. The risks described below and in our reports and other documents filed with the SEC are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition or results of operations.

Tax-Related Risks

The Internal Revenue Service could change the expected tax consequences of Section 409A.

As described in the Summary Term Sheet and in Section 3 below, based on the final regulations, including the Preamble, and under other guidance previously issued under Section 409A, each Eligible Option may be subject to adverse tax consequences under Section 409A. We believe that we have complied in good faith with the applicable guidance and final regulations with respect to the Offer to amend Eligible Options to avoid the adverse tax consequences of Section 409A. However, while the Internal Revenue Service has issued final regulations under Section 409A, the final regulations do not address all open issues under Section 409A. Additional future guidance is expected on several remaining issues, including the calculation of income inclusion. There is a chance that future guidance issued by the Internal Revenue Service may modify how and when you must recognize and report certain taxes, interest and penalties under Section 409A with respect to your Eligible Options. In addition, your personal tax advisor may advocate a position under the current statute and Internal Revenue Service guidance that your Eligible Options are exempt from Section 409A. We cannot guarantee the effect of any future Internal Revenue Service guidance.

You may incur additional tax and penalties other than under United States federal tax law.

State and local taxes. The discussion in Section 3 and Section 14 of this Offer to Amend describes the material U.S. federal income tax consequences if you choose to participate in the Offer and if you choose not to participate in the Offer; state and local taxes may differ. Certain states have adopted provisions similar to Section 409A under state tax law; if you are subject to income taxation in such states, you may incur additional taxes and penalties under such provisions with respect to any Eligible Options.

Tax-related risks for residents of multiple countries. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisors to discuss these consequences.

All option holders should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks

We will not accept late or improperly submitted documents.

You are responsible for ensuring that your election form and/or withdrawal form is received by us prior to the expiration date of the Offer. Your submissions may only be made via facsimile, email or hand delivery. Submissions made by any other means, including U.S. mail, Federal Express or other nationally recognized delivery service will not be accepted. We recommend that you keep a copy of your submissions and fax Confirmation sheet or email. If we do not have a record of receipt of your election form and/or withdrawal form and you do not have evidence of timely submission, we will not be obligated to change any determinations we may have made regarding your participation in the Offer.

Business-Related Risks

The information included under “Part I—Item 1A—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 6, 2007 is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

This Offer to Amend includes forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue,” and any other words of similar meaning are forward-looking statements. Forward-looking statements, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual results, events or conditions to differ materially from those expressed or implied by such forward-looking statements. For a discussion of some of these risks and uncertainties, please see the information included under “Part I—Item 1A—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 6, 2007, which is incorporated herein by reference, our Quarterly Report on Form 10-Q for our quarterly period ended April 7, 2007, filed with the SEC on August 8, 2007 and our other reports filed with the SEC.

THE OFFER

1.                                      Eligibility.

You are an Eligible Option Holder only if you (i) hold options eligible for this offering, (ii) are subject to federal income tax in the United States and (iii) are an employee of Fossil, Inc. or one of its subsidiaries (collectively referred to as “Fossil,” the “Company,” “we,” “our,” or “us”) on the Expiration Date of the Offer. None of our current or former executive officers or directors may qualify as an Eligible Option Holder.

As an employee of the Company or one of our subsidiaries, unless expressly provided by an agreement between you and us or by the requirements of applicable law, your employment with us will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.

2.                                      Number of options and amount of consideration; Expiration Date.

Subject to the terms and conditions of this Offer, we will accept for amendment Eligible Options to purchase up to a total of 909,587 shares of common stock of Fossil that are held by Eligible Option Holders and with respect to which proper elections are made, and are not validly withdrawn by you, before the Expiration Date.

An option to purchase common stock is deemed to be an Eligible Option for purposes of this Offer only if each of the following conditions is met:

•                                          the option was granted under the Plan;

•                                          the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s Grant Date;

•                                          the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, only the unvested portion may qualify as an Eligible Option); and

•                                          the option is outstanding as of the Expiration Date.

As noted above, in order to be eligible, options must be outstanding as of the Expiration Date. For example, if a particular option expires after commencement of the Offer, but before the Expiration Date, that particular option is not eligible for this Offer.

If you choose to accept this Offer with respect to any of your Eligible Options, you need not accept this Offer with respect to all of your Eligible Options. However, if you do choose to accept this Offer with respect to a particular Eligible Option, you must accept this Offer with respect to all of the shares subject to that Eligible Option.

If you elect to participate in the Offer, your Eligible Options will be amended on the Amendment Date (expected to be September 11, 2007). You will also be entitled to receive a cash payment with respect to the amendment of your Eligible Options.

Summary of Amendment and Cash Payment.

1.                                       Your Eligible Option will be amended to increase the original exercise price to the fair market value of a share of our common stock on the Grant Date.

2.                                       For each Amended Option, you will receive a cash payment in the manner described in the example below equal to the difference between the New Exercise Price per share of such Amended Option and the original exercise price per share of the Eligible Option so amended, multiplied by the number of shares subject to the New Exercise Price in the Amended Option.

3.                                       Each such cash payment will be paid, less applicable tax withholding, on the first payroll date following January 1, 2008. The delay in the cash payment is required by provisions of Section 409A of the Code.

4.                                       The total cash payments you would be entitled to receive if all your Eligible Options are amended will be listed on your Addendum.

Example.

You were issued options to purchase 2,000 shares of stock with an exercise price equal to $25.00 per share, of which 800 shares vested on or before December 31, 2004. The fair market value of the Company’s stock was $28.00 on the Grant Date. As of the Offer Expiration Date, 1,800 shares were vested (1,000 shares of which vested after December 31, 2004), 200 shares were not vested and you had not exercised any portion of the options. The options are Eligible Options with respect to 1,200 shares (the 800 shares which vested on or before December 31, 2004 are not subject to Section 409A, are not Eligible Options and will not be amended) and if you accept this Offer with respect to the 1,200 vested and unvested option shares pursuant to the terms of the Offer you will receive the following:

1.                                       The options to purchase 1,200 shares will be amended to increase the exercise price to $28.00 per share.

2.                                       The right to receive a cash payment of $3,600.00 (($28.00-$25.00) multiplied by 1,200), less applicable tax withholding, payable on the first payroll date following January 1, 2008.

If you accept this Offer with respect to Eligible Options that are unvested and you are no longer an employee of the Company on the date that the original option would have vested, you will not vest in any of those unvested Amended Options you receive.

Each Amended Option will continue to be subject to the terms and conditions of the Plan, and to an Amended Option agreement between you and the Company. The Plan is attached as an exhibit to (or incorporated by reference in) the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this Offer. A form amendment to stock option agreements has also been attached as an exhibit to the Tender Offer Statement on Schedule TO.

The Expiration Date for this Offer will be 10:59 p.m., Central Time, on September 11, 2007, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event the Expiration Date shall refer to the latest time and date at which the extended Offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the Offer.

3.                                      Purpose of the Offer.

We believe that this Offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to encourage high levels of performance by individuals who contribute to our success and to enable us to attract, motivate, retain and reward talented and experienced individuals. As part of a review of our option granting process, we have determined that certain options granted from February 2000 through October 2005 were or may have been issued with an exercise price less than the fair market value of the underlying stock on the Grant Date. Unfortunately, Section 409A of the Internal Revenue Code and recently issued final tax regulations under the American Jobs Creation Act of 2004 provide that options that were granted at less than fair market value at the date of the grant, i.e. at a discount, and vest after December 31, 2004 will likely cause the optionees to be subjected to unfavorable tax consequences that did not apply in most cases at the time of the grant of the option. If Eligible Options are amended, we believe that the unfavorable federal income tax consequences, as described in Section 14 of this Offer to Amend, would be eliminated and our incentive and/or retention goals for these options will be maintained. Because the Eligible Options may have inherent value as a result of the discounted exercise price, the cash payment(s) with respect to the Eligible Options were designed to make the Eligible Option Holders whole for the adjustment in option exercise price on the Expiration Date.

Except as otherwise disclosed in this Offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•                                          any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•                                          any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

•                                          any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                                          any change in our present board of directors or management, except that the nominating and governance committee of our board of directors is seeking to add additional members to our board of directors;

•                                          any other material change in our corporate structure or business;

•                                          our common stock being delisted from the Nasdaq Global Select Market;

•                                          our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                                          the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                                          the acquisition by any person of a significant amount of our securities or the disposition of a significant amount of any of our securities; or

•                                          any change in our certificate of incorporation, bylaws or other governing instruments or any other actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information contained or incorporated by reference in this Offer to Amend, the Tender Offer Statement on Schedule TO filed with the SEC and our other SEC filings, and you should consult with your own tax advisor. You must make your own decision about whether to participate in this Offer.

4.                                      Procedures for electing to participate in this Offer.

Proper election.

Participation in this Offer is completely voluntary. To participate in this Offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Katherine Neverdousky. Katherine Neverdousky must receive the properly completed and signed election forms before the Expiration Date. The Expiration Date will be 10:59 p.m., Central Time, on September 11, 2007, unless we extend the Offer. Election forms and related documents may only be submitted by fax to Katherine Neverdousky at (972) 638-2887, by e-mail at kneverdousky@fossil.com, or by hand delivering these documents to Katherine Neverdousky at Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082 before the Expiration Date.

If you participate in this Offer, you will be required to accept the Offer with respect to all of the shares subject to each Eligible Option with respect to which you accept this Offer. To help you determine your outstanding Eligible Options and make an informed decision, we will provide you with an Addendum listing your Eligible Options, a description of any potential cash payments and the New Exercise Price for each Eligible Option should you accept this Offer with respect to such Eligible Option. If you hold an option that is not listed on the Addendum, the option is not an Eligible Option and is not subject to this Offer. If we do not receive your election form by the deadline, then you will not participate in the Offer, and the exercise price and all of the other terms of all Eligible Options you currently hold will remain unchanged and you will not receive any cash payment.

Your election to participate becomes irrevocable after 10:59 p.m., Central Time, on September 11, 2007 unless the Offer is extended, in which case your election will become irrevocable after the new Expiration Date, except as provided in Section 5 of this Offer to Amend. You may change your mind after you have submitted an election form and withdraw from the Offer at any time before the Expiration Date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the Expiration Date.

If you submit an election form, and then decide that you would like to elect to accept this Offer with respect to additional Eligible Options, you must submit a new election form to Katherine Neverdousky prior to the Expiration Date. This new election form must also list all of the Eligible Options that you have previously elected to accept and with respect to which you continue to wish to accept this Offer, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the Expiration Date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

The delivery of all documents, including election forms, is at your risk. The Company intends to confirm the receipt of your election form and/or any withdrawal form within two U.S. business days. If you have not received a Confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Katherine Neverdousky by the deadline will be accepted. Responses may only be submitted via fax, or e-mail, or hand delivery, as set forth in the first paragraph of this Section 4. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

This is a one-time Offer, and we will strictly enforce the election period. We reserve the right to reject any elections that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all Eligible Options with respect to which proper elections have been made promptly after the Expiration Date.

Our receipt of your election form is not by itself an acceptance of your Eligible Options. For purposes of this Offer, we will be deemed to have accepted Eligible Options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written or electronic notice to the option holders generally of our acceptance of Eligible Options. We may issue this notice of acceptance by press release, e-mail or other methods of communication, which will substantially include the information set forth in Exhibit (a)(1)(g) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this Offer. Eligible Options that we accept will be amended on the Expiration Date.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any election forms or withdrawal forms relating to Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any Eligible Options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all Eligible Options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election of any particular Eligible Options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your Eligible Options for amendment will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this Offer.

5.                                      Withdrawal rights and change of election.

You may withdraw the Eligible Options with respect to which you previously elected to accept the Offer only in accordance with the provisions of this Section 5.

If you have previously elected to accept this Offer with respect to your Eligible Options, you may withdraw that election with respect to some or all of these Eligible Options at any time before the Expiration Date, which is expected to be 10:59 p.m., Central Time, on September 11, 2007. If we extend the Offer, you may withdraw your options at any time until the extended Expiration Date.

In addition, although we intend to accept all Eligible Options with respect to which valid elections have been made promptly after the Expiration Date, if we have not accepted your options by 10:59 p.m. Central Time on September 11, 2007, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options with respect to which you have previously chosen to accept this Offer, you must, in accordance with the instructions of the withdrawal form, deliver to Katherine Neverdousky either via facsimile at (972) 638-2887, by e-mail at kneverdousky@fossil.com, or by hand delivery to Katherine Neverdousky at Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082, a signed and dated withdrawal form with the required information, while you still have the right to withdraw your Eligible Options. Any Eligible Options you do not withdraw will remain subject to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the Expiration Date. Katherine Neverdousky must receive the properly completed and signed withdrawal form before the Expiration Date. The Expiration Date will be 10:59 p.m., Central Time, on September 11, 2007, unless we extend the Offer.

Your elections with respect to withdrawn Eligible Options will be deemed not properly made for purposes of the Offer, unless you properly re-elect to accept this Offer with respect to your Eligible Options at any time before the Expiration Date. To re-elect to accept this Offer with respect to the withdrawn Eligible Options, you must submit a new election form to Katherine Neverdousky before the Expiration Date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. The Company intends to confirm the receipt of your withdrawal form and/or any election form within two U.S. business days. If you have not received a Confirmation, you must notify us that you have provided us with your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Katherine Neverdousky by the deadline will be accepted. Responses may be submitted only by fax, e-mail or hand delivery, as set forth in the first sentence of the fourth paragraph of this Section 5. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

6.                                      Acceptance of options for amendment and cash payments.

Upon the terms and conditions of this Offer and promptly following the Expiration Date, we will accept for amendment and amend all Eligible Options with respect to which proper elections have been made that have not been validly withdrawn before the Expiration Date. Subject to the terms and conditions of this Offer, if elections with respect to your Eligible Options are properly made and accepted by us, these Eligible Options will be amended as of the Amendment Date, which is the same date as the Expiration Date. If the Expiration Date is extended, the Amendment Date will be similarly extended. We expect that the Amendment Date will be September 11, 2007, unless the Offer period is extended.

Promptly after the Amendment Date, we will send you paperwork regarding your Amended Options. With respect to all Eligible Options with respect to which you choose to accept this Offer, as of the Amendment Date, you will become entitled to receive cash payments in the amounts set forth in your Addendum less all applicable withholding tax.

Any cash payment owed to you with respect to the amendment of your Eligible Options will be paid to you, less any applicable tax withholding, on the first payroll date following January 1, 2008. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture, and is nontransferable.

For purposes of the Offer, we will be deemed to have accepted Eligible Options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written or electronic notice to option holders generally of our acceptance of the options. This notice may be made by press release, e-mail or other method of communication, which will substantially include the information set forth in Exhibit (a)(1)(g) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this Offer. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the Expiration Date all Eligible Options with respect to which proper elections have been made that are not validly withdrawn.

If, for any reason, you are not an employee of the Company or a successor entity through the Expiration Date, you will not be entitled to participate in this Offer, your Eligible Options will not be amended and you will not be entitled to receive any cash payments. Instead, you will keep all of your Eligible Options. These options will continue to be governed in all respects by the Plan and by the existing option agreements between you and the Company.

Eligible Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price and all of their other terms and conditions, including their current vesting schedule. Please see Section 14 of this Offer to Amend for a description of the tax consequences of participating or not participating in this Offer.

7.                                      Conditions of the Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options for amendment, and we may, at our sole discretion, terminate or extend the Offer or amend the terms of the Offer before the Expiration Date, including with respect to Eligible Options with respect to which proper elections have been made, if any of the following events has occurred, or has been determined by us to have occurred:

•                                          there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner to the Offer;

•                                          any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the Offer to us);

•                                          there shall have occurred:

•                                          any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•                                          the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•                                          any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•                                          in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the New York Stock Exchange (“NYSE”) Index or the Standard & Poor’s 500 Index from the date of the commencement of the Offer,

•                                          the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, including terrorist attacks, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer, or

•                                          if any of the situations described above existed at the time of commencement of the Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Offer;

•                                          a tender or offer, other than this Offer by us, for some or all of our outstanding shares of common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•                                          any person, entity or group has purchased all or substantially all of our assets,

•                                          any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Offer,

•                                          any such person, entity or group which had publicly disclosed such ownership prior to the commencement of the Offer shall acquire additional common stock constituting more than 1% of our outstanding shares,

•                                          any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our sole judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for amendment of Eligible Options, or

•                                          any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•                                          there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer other than as contemplated as of the commencement date of this Offer (as described in Section 12);

•                                          there shall have occurred any change, development, clarification or position taken in the regulations or rulings of the Internal Revenue Service with respect to Section 409A or there shall have been a judicial decision regarding the tax treatment of Eligible Options under Section 409A or otherwise, in each case that would, in the sole judgment of the Company, make this Offer inappropriate or unnecessary;

•                                          any change shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of the Company that has resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the Offer to us); or

•                                          any rules or regulations by any governmental authority, the National Association of Securities Dealers, the NYSE, the Nasdaq Stock Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to the Company.

If any of the above events occur, we may, at our sole discretion:

•                                          terminate the Offer and promptly return all Eligible Options with respect to which elections have been made to the Eligible Option Holders;

•                                          complete and/or extend the Offer and, subject to your withdrawal rights, retain all Eligible Options with respect to which elections have been made until the extended Offer expires;

•                                          amend the terms of the Offer; or

•                                          waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

We may assert any conditions to this Offer in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.                                      Price range of shares underlying the options.

There is no established market for options to purchase shares of our common stock. However, our common stock is currently traded on the Nasdaq Global Select Market under the symbol “FOSL.”  The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq Global Select Market.

	High	Low
Fiscal Year Ending January 5, 2008
3rd Quarter (through August 10, 2007)	$30.34	$24.81
2nd Quarter	$31.97	$26.52
1st Quarter	$28.94	$20.98

Fiscal Year Ending January 6, 2007
1st Quarter	$23.84	$16.67
2nd Quarter	$19.25	$15.89
3rd Quarter	$22.16	$16.96
4th Quarter	$23.40	$20.59

Fiscal Year Ended December 31, 2005
1st Quarter	$28.95	$23.97
2nd Quarter	$25.91	$18.90
3rd Quarter	$25.04	$17.82
4th Quarter	$22.09	$14.96

On August 10, 2007, the closing sale price of our common stock, as reported by the Nasdaq, was $27.37 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this Offer.

9.                                      Source and amount of consideration; terms of Amended Options.

Consideration.

We will amend Eligible Options and make cash payments with respect to the amendment of Eligible Options with respect to which proper elections have been made and accepted. We anticipate that we will make such payments, as well as paying related fees and expenses, from cash on hand and cash derived from our operations.

Assuming we receive and accept elections from Eligible Option Holders with respect to all Eligible Options eligible for this Offer, we will amend Eligible Options to purchase a total of up to 909,687 shares of our common stock, or approximately 1.3% of the total shares of our common stock outstanding as of August 10, 2007, and we will make cash payments in an aggregate amount of approximately $1,841,683.68, (less applicable withholding tax) with respect to such amendments.

General terms of Amended Options.

If we accept your election to amend your Eligible Options, such options will be amended on the Amendment Date (expected to be September 11, 2007). On such date, your Eligible Options will be amended to increase their original exercise price to the fair market value of a share of our common stock on the Grant Date (as listed on your Addendum). Except for the exercise price, the terms and conditions of your Amended Options, including with respect to the vesting of options, will remain the same in all respects as the Eligible Options with respect to which you choose to accept this Offer. All Amended Options will be subject to the Plan and an amended stock option agreement between you and the Company.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of accepting or rejecting this Offer. Please note that the discussion in Section 14 of this Offer to Amend is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed in Section 14 of this Offer to Amend.

If you are considering participating in this Offer, or if you are considering declining to participate in the Offer, you should consult your own financial, legal and/or tax advisors concerning the federal income tax consequences of participating or not participating in the Offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

10.                               Information concerning Fossil.

Our principal executive offices are located at 2280 N. Greenville Avenue, Richardson, Texas 75082, and our telephone number is (972) 234-2525. Questions regarding how to participate in this Offer should be directed to Randy S. Hyne at:

Fossil, Inc.

2280 N. Greenville Avenue, Richardson, Texas 75082

Phone:  (972) 699-2115

Facsimile:  (972) 498-9615

E-mail: randyh@fossil.com

Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company’s principal offerings include an extensive line of fashion watches sold under the Company’s proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to our e-commerce website at www.fossil.com.

The financial information included under “Part II—Item 6—Selected Financial Data,” “—Item 7 —Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “—Item 7A—Quantitative and Qualitative Disclosures About Market Risk,” “—Item 8—Financial Statements and Supplementary Data,” and “Part IV—Item 15—Exhibits and Financial Statement Schedules” in our Annual Report on Form 10-K for the fiscal year ended January 6, 2007 is incorporated herein by reference. Please see Section 17 of this Offer to Amend for instructions on how you can examine, or obtain copies of, our SEC filings, including filings that contain our financial statements and other financial information.

We had a book value per share of $8.88 at January 6, 2007. The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended
	January 6, 2007	December 31, 2005
Ratio of earnings to fixed charges	9.67	21.28

The ratio of earnings to fixed charges is computed by the ratio of (a) net profit after tax, plus depreciation, plus amortization, plus or minus net distributions divided by (b) the current portion of long-term debt, plus twenty-five percent of the outstanding amount of the line of credit, plus capitalized lease obligations. The ratio shall be determined on a rolling four-quarter basis.

11.                               Interests of directors and executive officers; transactions and arrangements concerning the options.

As of August 10, 2007, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly to any securities of the Company, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option agreements, put or call, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

To the best of our knowledge, during the 60 days prior to the date of this Offer to Amend, we, our directors, our executive officers and the affiliates of any of our directors or executive officers have not engaged in any transactions that involved options to purchase our common stock.

Outstanding Equity Awards.

As of August 9, 2007, our directors and executive officers as a group beneficially owned an aggregate 1,237,430 options under the Company’s stock option plans, including the Plan, to purchase a total of 1,237,430 of our shares of common stock, which represented approximately 27.6% of all options outstanding under the Company’s stock option plans and 27.6% of the shares subject to all options outstanding under the Company’s stock option plans as of that date.

The following table sets forth the beneficial ownership of each of our directors and executive officers of options under the Company’s stock option plans, including the Plan, outstanding as of August 9, 2007. The percentages in the table below are based on the total number of outstanding options (i.e. whether or not available for amendment) to purchase shares of the Company’s common stock under the Company’s stock option plans, which was 4,487,157 options as of August 9, 2007.

Unless otherwise indicated, the address of each executive officer and director is c/o Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082.

Name	Position Held	Age	Number of outstanding options beneficially owned as of August 9, 2007 (#)	Percentage of total options outstanding (%)

Kosta N. Kartsotis	Chief Executive Officer and Director	54	n/a	0%

Tom Kartsotis	Director and Chairman of the Board	48	n/a	0%

Mike L. Kovar	Senior Vice President, Chief Financial Officer and Treasurer	45	88,410	2.0%

Michael W. Barnes	Director, President, and Chief Operating Officer	47	233,122	5.2%

Harold S. Brooks	President, Fashion Watch Division	56	75,000	1.7%

Mark D. Quick	Vice Chairman	58	270,810	6.0%

Jennifer Pritchard	President, Retail Division	48	0	0%

Jal S. Shroff	Director and Managing Director of Fossil (East Limited)	70	278,152	6.2%

Livio Galanti	Executive Vice President	39	22,500	0.5%

Elaine Agather	Director	51	5,000	0.1%

Kenneth W. Anderson	Director	75	68,062	1.5%

Alan J. Gold	Director	73	68,062	1.5%

Michael Steinberg	Director	78	47,250	1.1%

Donald J. Stone	Director	78	68,062	1.5%

Caden Wang	Director	55	13,000	0.3%

All Directors and Executive Officers as a group			1,237,430	27.6%

12.                               Status of options amended pursuant to the terms of the Offer; accounting consequences of the Offer.

Eligible Options that we accept for amendment pursuant to the terms of this Offer will be amended under the Plan. Except for the exercise price, the terms and conditions of your Amended Options will remain the same as the original Eligible Options they replace in all respects.

We intend to account for the amendment of Eligible Options and the corresponding cash payment as a modification of the original Eligible Options under Statement of Financial Accounting Standards No. 123(R)—Share-Based Payment (“SFAS No. 123(R)”). In accordance with SFAS 123(R), we intend to record as incremental compensation expense the excess of the fair value of the amended Eligible Option and corresponding cash payment over the fair value of the original Eligible Option. This incremental compensation expense will be recognized immediately for Eligible Options which are vested as of the Expiration Date of the Offer and will be amortized over the remaining vesting period for Eligible Options not yet vested as of the Expiration Date of the Offer.

13.                               Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acceptance of Eligible Options for amendment and the issuance of Amended Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, including any requirements of the Nasdaq Stock Market, that would need to be obtained, taken or satisfied for the amendment of the Eligible Options as contemplated herein. Should any other approval or action be required in connection with this Offer, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Offer to accept elections with respect to Eligible Options and to issue Amended Options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from granting Amended Options on the Amendment Date, we will not grant any Amended Options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the Amendment Date we will not grant any Amended Options.

14.                               Material United States federal income tax consequences.

If You Participate in the Offer to Amend.

As a result of participation in this Offer, you may avoid potentially adverse United States federal income tax consequences associated with your Eligible Options. Please read this Section carefully, as well as the following Section summarizing the potential tax consequences to you if you decide to keep your current Eligible Options.

The following is a summary of the material United States federal income tax consequences of participating in the Offer for those employees subject to United States federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences differing from those discussed above. The federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances.

If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences, as well as any foreign taxation, in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Payments. Foreign, state and local tax consequences are not addressed.

Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Amendment of Option. The amendment of your Eligible Option to increase the exercise price per share to the New Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.

Exercise of Amended Option. Your Amended Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Fossil must collect the applicable federal, state and local income and employment withholding taxes with respect to such income.

Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The capital gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option is exercised for those shares.

Cash Payment. You will be immediately taxed upon receipt of the cash payment. The payment will constitute wages for tax withholding purposes. Accordingly, Fossil must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.

Foreign Taxation. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences in more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant and/or your participation in the Offer. You should consult your personal tax advisor to discuss these consequences.

If You Do Not Participate in the Offer to Amend.

The following is a summary of the material United States federal income tax consequences of declining to participate in the Offer for those employees subject to United States federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences differing from those discussed above. The federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances.

If you are considering not participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences, as well as any foreign taxation, in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Your decision not to accept this Offer with respect to your Eligible Options could result in potentially adverse tax consequences to you. Please read this Section carefully and talk to your financial, legal and/or tax advisors regarding your decision regarding participation in this Offer.

Section 409A of the Internal Revenue Code and recently issued final tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax and interest charges. The Eligible Options may have been granted at a discount and holders of such options may have income recognition and owe an additional 20% tax as well as be liable for certain interest penalties.

None of the Eligible Options have fixed exercise dates and therefore they could subject the optionees to income recognition before the options are exercised and could subject the optionees to the additional 20% tax and interest charges. Based on the preamble to the final regulations under 409A,  we think it is likely that the spread (that is, the difference between the value of the shares and the exercise price of such shares), determined at December 31, 2008, on the vested options which have not previously been exercised will be includable as income for 2008, and a 20% tax will be assessed on the spread if these options are found to be discounted options. Also, an interest penalty will be assessed as if the option had been taxable when it first became vested. Additionally, based on guidance previously issued which applied for 2006, there should be additional taxable income and tax penalties during each subsequent tax year (until the option is exercised), equal to any increase in value of the underlying stock.

For any options actually exercised in 2008 (or 2007), the taxes and interest penalties would be determined for the taxable year in which such exercise occurred using the principles described above.

Uncertainty.

While the IRS has issued final regulations under Section 409A, the final regulations do not address all open issues under Section 409A. Additional future guidance is expected on several remaining issues, including the calculation of income inclusion. There is a chance that future guidance issued by the IRS may modify how and when your must recognize and report certain taxes, interest and penalties under Section 409A with respect to your Eligible Options. In addition, your personal tax advisor may advocate a position under the current statute and IRS guidance that your Eligible Options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our optionees regarding such guidance.

15.                               Extension of Offer; termination; amendment.

We reserve the right, at our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the Expiration Date. We will issue a notice of any such extension by press release or other public announcement no later than 9:00 a.m., Central Time, on the next U.S. business day after the previously scheduled Expiration Date. If we extend the Expiration Date, we will also extend your right to withdraw elections with respect to Eligible Options until the extended Expiration Date. Our right to extend the Offer is limited by Rule 13e-4(f)(2)(ii) under the Exchange Act which requires that we must permit Eligible Options tendered in this Offer to be withdrawn if they have not been accepted for payment after the expiration of 40 U.S. business days from the commencement of the Offer.

As discussed in Section 2 of this Offer to Amend, an option to purchase common stock is eligible for this Offer only if, among other things, the option is outstanding as of the Expiration Date. Therefore, if a particular option expires after commencement of the Offer, but before the Expiration Date, that particular option is not eligible for amendment. As a result, if we extend the Offer for any reason and if a particular option with respect to which an election to accept the Offer was made before the originally scheduled Expiration Date expires after such originally scheduled Expiration Date but before the actual Expiration Date under the extended Offer, that option would not be eligible for amendment.

We also reserve the right, in our sole judgment, to terminate the Offer prior to the Expiration Date if any of the events listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred by giving written or electronic notice of the termination or by making a public announcement of the termination. Our right to terminate the Offer as regards Eligible Options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the Eligible Options promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our sole discretion and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer to  holders of Eligible Options or by decreasing or increasing the number of options being sought in this Offer. We will give written or electronic notice, or make a public announcement, of any amendment to the terms of the Offer. Any such notice or announcement will set forth the period of time during which the Offer will remain open following the notice or announcement of any amendment of the Offer.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this Offer or the consideration being offered by us for the Eligible Options in this Offer, the Offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determined constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

16.                               Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this Offer.

17.                               Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits thereto. We recommend that you review the Schedule TO, including the exhibits thereto, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this Offer with respect to your options:

1.                                       Our Annual Report on Form 10-K for our fiscal year ended January 6, 2007, filed with the SEC on August 8, 2007;

2.                                       Our definitive proxy statement on Schedule 14A for our 2006 annual meeting of shareholders, filed with the SEC on April 17, 2006;

3.                                       Our quarterly report on Form 10-Q for our quarterly period ended April 7, 2007, filed with the SEC on August 8, 2007; and

4.                                       All other documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to amend certain options and prior to the expiration of the Offer.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies thereof may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and on our Internet site at http://www.fossil.com.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents that have been incorporated by reference herein or to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082, Attention: Katherine Neverdousky, or telephoning Katherine Neverdousky at (972) 699-6888.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

Before making your decision as to whether or not to participate in this Offer, the information contained in this Offer to Amend should be read together with the information contained in the documents to which we have referred you.

18.                               Financial statements.

Our audited consolidated financial statements as of January 6, 2007 and December 31, 2005 and for each of the three years in the period ended January 6, 2007 included under “Part II—Item 8—Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for our fiscal year ended January 6, 2007 and our unaudited consolidated financial statements under “Part I—Item 1—Financial Statements” in our quarterly report on Form 10-Q for our quarterly period ended April 7, 2007, filed with the SEC on August 8, 2007, are incorporated herein by reference. We urge you to read our Annual Report on Form 10-K for our fiscal year ended January 6, 2007 as well as any other financial and other information included in our other recent SEC filings for a more complete understanding of our financial condition and results of operations. Such filings may be examined, and copies thereof may be obtained, by following the instructions in Section 17 of this Offer to Amend.

19.                               Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will Eligible Options be accepted from, holders of Eligible Options residing in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this Offer with respect to your options. You should rely only on the information contained or incorporated by reference in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained or incorporated by reference in this Offer to Amend and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.